SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

National Vision, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL VISION, INC.

296 Grayson Highway
Lawrenceville, Georgia 30045
(770) 822-3600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 21, 2003

To the Shareholders:

      The Annual Meeting of Shareholders of National Vision, Inc., a Georgia corporation, will be held at the offices of the Company located at 296 Grayson Highway, Lawrenceville, Georgia, on August 21, 2003, at 11:00 a.m.

      We are holding this meeting for the following purposes:

1. To elect a Board of five Directors to serve until the 2004 Annual Meeting of Shareholders.

2. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

      The Board of Directors has set July 7, 2003 as the record date for this meeting. Accordingly, shareholders as of the close of business on that date are entitled to:

•	receive this notice of meeting and accompanying materials

•	vote at the meeting and any adjournments of the meeting.

      A proxy statement and a proxy solicited by the Board of Directors are enclosed, along with our annual report. Please sign, date, and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

By order of the Board of Directors,

MITCHELL GOODMAN
Secretary

Lawrenceville, Georgia

July 18, 2003

PLEASE COMPLETE AND RETURN THE ENCLOSED

PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT
THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

NATIONAL VISION, INC.

PROXY STATEMENT

General

      The Board of Directors (the “Board”) of National Vision, Inc., a Georgia corporation (the “Company”), is soliciting the enclosed proxy for use at the 2003 Annual Meeting of Shareholders (the “Meeting”) to be held on August 21, 2003. Only shareholders of record at the close of business on July 7, 2003, will be entitled to vote at the Meeting. On July 10, 2003, the Company had issued and outstanding 5,098,672 shares of Common Stock (“Common Stock”).

      The Company completed its restructuring under Chapter 11 on June 1, 2001. Pursuant to the plan of reorganization approved by the bankruptcy court, all existing equity interests in the Company were cancelled and new Common Stock was issued to our creditors. In addition, under the plan of reorganization, approximately 600,000 shares of Common Stock have been deposited in a disputed claim reserve. These shares will be distributed to creditors as and when disputed claims are resolved, and will not be voted at the Meeting.

      The Company’s principal executive offices are located at 296 Grayson Highway, Lawrenceville, Georgia 30045. The approximate date on which this proxy statement and the accompanying proxy are being first sent to shareholders is July 18, 2003.

Voting

      Each of the 5,098,672 shares of Common Stock outstanding as of the record date entitles the holder to notice of, and vote on, each matter to be presented at the Meeting or any adjournments thereof. Each share is entitled to one vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote. An automated system administered by the Company’s transfer agent tabulates the votes.

      Abstentions and “broker non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum, but will otherwise have no effect on the election of directors. For purposes of determining approval of a matter presented at the Meeting other than the election of directors, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the Meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

Revocability of Proxies

      The proxy accompanying this proxy statement is revocable. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by the presentation at the Meeting of a duly executed proxy bearing a later date. It may also be revoked by attendance at the Meeting and election to vote in person. The proxy may not be revoked after it has been exercised.

Solicitation

      The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy and any additional material which may be furnished to shareholders by the Company. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their name. We will solicit proxies through the mail and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Compensation of Directors

      Non-employee directors of the Company receive an annual retainer of $45,000 and also receive medical and dental benefits. Non-employee directors are also eligible to participate in the restated Non-Employee Director Stock Option Plan. Under this stock option plan, non-employee directors are entitled to automatic grants of options to purchase 10,000 shares upon the date of each annual meeting of shareholders. (The non-employee directors as of the date the Company exited from bankruptcy proceedings each received an initial grant covering 15,000 shares.) All option grants are at exercise prices no less than the “fair market value” of a share of Common Stock on the date of grant. All options vest 50 percent on the second anniversary of the grant date and 25 percent on each of the third and fourth anniversaries of the grant date, or 100 percent upon the death of the director.

COMMITTEES OF THE BOARD

      The Board has three committees: the Audit Committee; the Compensation Committee; and the Nominating Committee. The members of each of these Committees are listed below, along with the number of meetings of each Committee in 2002:

Audit	Compensation	Nominating

Jeffrey A. Snow, Chair B. Robert Floum Peter T. Socha	B. Robert Floum, Chair Marc B. Nelson Jeffrey A. Snow	B. Robert Floum Peter T. Socha
Eight meetings	Four meetings	No meetings

Audit Committee

      The duties and responsibilities of the Audit Committee include the following:

•	Monitoring the Company’s financial reporting process

•	Reviewing the independence and performance of the independent auditors and the internal accounting department

•	Selecting and evaluating the independent auditors

      The report of the Audit Committee begins on Page 13. The Board has adopted a written charter for the Audit Committee.

      The listing standards of the American Stock Exchange require that the members of the Audit Committee be independent unless the Board of Directors determines that it is in the best interest of the Company to have one non-independent member of the Audit Committee. Each of Mr. Snow and Mr. Floum is independent within the meaning of the listing standards of the American Stock Exchange. Because Mr. Socha was an employee of the Company prior to June 2001, he is not considered independent under these listing standards. The Board determined to appoint Mr. Socha to the Audit Committee because of his financial and business expertise, and the Board believes his membership is in the best interest of the Company and its shareholders.

Compensation Committee

      The duties and responsibilities of the Compensation Committee include the following:

•	Establishing salaries, bonuses, and the other compensation for the Company’s officers

•	Making awards under the Company’s Restated Stock Option and Incentive Award Plan

      The report of the Compensation Committee begins on Page 10.

Nominating Committee

      The Nominating Committee is responsible for recommending and nominating individuals for election or re-election as directors. The Nominating Committee will consider recommendations for nominees for directorships submitted by shareholders, subject to the provisions of the Company’s By-Laws.

MEETINGS OF THE BOARD

      During 2002, there were 17 meetings of the Board. All directors attended at least 75% of all meetings of the Board and all committees of the Board of which they were members.

ELECTION OF DIRECTORS

(Proposal 1)

      The directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their respective successors are elected. The authorized number of directors of the Company is presently fixed at five. All the nominees are currently directors.

      Each proxy executed and returned by a shareholder will be voted as specified by the shareholder. If no specification is made, such proxy will be voted for the election of the nominees named below to constitute the entire Board. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board as a substitute nominee, but in no event will the proxy be voted for more than five nominees. The management of the Company has no reason to believe that any nominee will not serve if elected.

      The Company’s By-Laws contain an advance notice procedure for the nomination of candidates for election to the Board. Notice of proposed shareholder nominations for election of directors must be given to the Secretary of the Company not less than 14 days nor more than 50 days prior to the meeting at which directors are to be elected, unless the notice of meeting is given less than 21 days prior to the meeting, in which case the notice of nomination must be submitted not later than the 7th day following the day on which the notice of meeting was mailed to shareholders. The notice of nomination must contain information about each proposed nominee, including age, address, principal occupation, financial standing, plans or ideas for managing the affairs of the Company, the number of shares of stock of the Company beneficially owned by such nominee and such other information as would be required to be disclosed under the Securities Exchange Act of 1934 in connection with any acquisition of shares by such nominee or with the solicitation of proxies by such nominee for his election as a director. Information must also be disclosed by and about the shareholder proposing to nominate that person. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person who does not comply with the foregoing procedure.

      The foregoing summary description of the By-Laws is not intended to be complete and is qualified in its entirety by reference to the text of the By-Laws.

Information Concerning Directors

      The following information is provided, as of June 20, 2003, regarding current directors and the nominees for election as directors:

Name	Age	Positions with the Company

Peter T. Socha	43	Chairman of the Board
B. Robert Floum	69	Director
James W. Krause	58	Director
Marc B. Nelson	42	Director
Jeffrey A. Snow	51	Director

      Mr. Socha joined the Company in October 1999 as Senior Vice President, Strategic Planning. He served as Senior Vice President, Strategic Planning and Managed Care from February 2000 through June 2001. He became a director in February 2000 and was elected as Chairman of the Board in May 2002. Prior to joining the Company, Mr. Socha worked as a consultant and served as Executive Vice President of COHR, Inc., from May 1998 to October 1998. In March 2003, he became President and Chief Executive Officer of James River Coal Company, a firm engaged in the mining, processing, and sale of steam coal.

      Mr. Floum became a director in June 2001. From March 2000 through January 2001, he was acting Chief Operating Officer of Stage Stores. He served as Chief Operating Officer of Jumbo Sports, a sporting goods company, from February 1998 through July 1999.

      Mr. Krause joined the Company in April 1994 as President and Chief Executive Officer and a director. He was named Chairman of the Board in June 1995 and retired as an executive of the Company in January 2003.

      Dr. Nelson is an optometrist licensed in New Jersey and Pennsylvania. Since 1992, he has been the president and sole shareholder of Nelson Eye Associates, P.C., which operates ten optometric clinics in retail optical locations owned by the Company.

      Mr. Snow became a director in June 2001. He was President of Hi Fi Buys, Inc. from April 1982 through May 1997. He is currently Chairman of The Capital Network, LLC, a consulting firm.

Executive Officers

      The following table sets forth, as of June 20, 2003, certain information regarding the executive officers of the Company:

Name	Age	Positions with the Company

Reade Fahs	43	President and Chief Executive Officer
Eduardo Egusquiza	50	Senior Vice President, Information Technology
Mitchell Goodman	49	Senior Vice President, General Counsel and Secretary
Paul Gross	40	Senior Vice President, Marketing, Frames Merchandising and New Ventures
Angus C. Morrison	46	Senior Vice President, Chief Financial Officer
Timothy W. Ranney	50	Vice President, Corporate Controller
J. Bruce Steffey	56	Senior Vice President, Retail Operations
Robert W. Stein	47	Senior Vice President, Human Resources and Professional Services

      Mr. Fahs joined the Company in April 2002 as President and Chief Operating Officer. He was named Chief Executive Officer in January 2003. From October 1999 until joining the Company, he served first as Chief Executive Officer, then as Executive Director, of First Tuesday, a growth stage company based in the United Kingdom. From 1997 until 1999, he served as a Managing Director of Vision Express, an optical retail company also based in the United Kingdom. He served in various senior management capacities with LensCrafters from 1986 to 1996.

      Mr. Egusquiza joined the Company in March 1998 as Senior Vice President, Information Technology.

      Mr. Goodman joined the Company as General Counsel and Secretary in September 1992 and was named a Vice President in November 1993 and Senior Vice President in May 1998.

      Mr. Gross joined the Company in August 2002. He served as Vice President for PC on Call LLC from August 2000 until shortly before joining the Company. From September 1991 until August 2000 he was employed by LensCrafters as Director of Marketing.

      Mr. Morrison joined the Company in February 1995 as Vice President, Corporate Controller. He was appointed Senior Vice President, Chief Financial Officer and Treasurer in March 1998.

      Mr. Ranney joined the Company in September 1998 and was named Vice President, Corporate Controller in October 1998. From 1991 until joining the Company, he was employed by CVS Corporation, where he served as Store Controller and then as Director of Financial Systems.

      Mr. Steffey joined the Company in September 2002 as Senior Vice President, Retail Operations. From March 1995 to January 2002 he was employed by Zale Corporation, where he served as Senior Vice President Store Operations.

      Mr. Stein joined the Company as Director of Human Resources in May 1992. In January 1993, he was appointed Vice President, Human Resources, and was appointed Senior Vice President in 1999.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted-Average	Compensation Plan
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	reflected in
	Warrants and Rights	Warrants and Rights	Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	539,450 (2)	$0.58	276,150 (3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1)	A total of 720,000 shares, inclusive of options previously granted, are reserved for issuance under the Company’s Restated Stock Option and Incentive Award Plan (the “Employee Plan”) and 180,000 shares, inclusive of options previously granted, are reserved for issuance under the Company’s Restated Non-Employee Director Stock Option Plan (the “Directors Plan”). All information in this table is as of December 28, 2002.

(2)	Options covering 454,450 shares of common stock have been issued under the Employee Plan and options covering 85,000 shares of common stock have been issued under the Directors Plan.

(3)	The Company awarded its President 84,400 shares of restricted stock under the Employee Plan in April 2002. The Company has also awarded 13,200 performance shares of common stock under the Employee Plan. For determining the number of shares available for future issuance, 26,268 shares were deducted in accordance with the Employee Plan as of December 28, 2002.

      The Company is not aware of any person who, on June 20, 2003, was the beneficial owner of five percent (5%) or more of outstanding shares of Common Stock, except as set forth below.

	Amount and Nature of	Percent
	Beneficial Ownership	of Class

Deutsche Bank AG(a)	700,421	13.8
Northeast Investors Trust(b)	349,784	6.9
American Express Financial Corporations(c)	292,419	5.8

(a)	This information is derived solely from a Schedule 13G filed on February 12, 2003. The address of this shareholder is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

(b)	This information is derived solely from a Schedule 13G filed on February 11, 2003. The address of this shareholder is 50 Congress Street, Boston, Massachusetts 02109.

(c)	This information is derived solely from a Schedule 13G filed on February 13, 2003. The address of this shareholder is 200 AXP Financial Center, Minneapolis, Minnesota 55474.

      The following table sets forth information, as of June 20, 2003, concerning beneficial ownership by all directors, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group.

	Number of Shares		Percent of
	Beneficially		Outstanding
Name and Address of Beneficial Owner(1)	Owned		Common Stock

Reade Fahs	140,600	(a)	2.7
Jeffrey A. Snow	50,000		*
Peter T. Socha	30,000		*
B. Robert Floum	7,500		*
James W. Krause	5,688		*
Angus C. Morrison	3,584	(b)	*
Mitchell Goodman	3,397	(b)	*
Eduardo A. Egusquiza	3,250	(b)	*
Paul Gross	3,000		*
Marc B. Nelson	1,500		*
J. Bruce Steffey	0		*
All directors and executive officers as a group (thirteen persons)	254,365		5

*	Represents less than one percent of the outstanding Common Stock.

(1)	The address of the persons named is 296 Grayson Highway, Lawrenceville, GA 30045.

(a)	Includes 55,200 shares that Mr. Fahs has the right to acquire under the employee stock option plan of the Company.

(b)	Includes 2,250 shares that this individual has the right to acquire under the employee stock option plan of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that, during 2002, its officers, directors and holders of more than ten percent (10%) of Common Stock complied with all Section 16(a) filing requirements, except that a Form 3 was not filed on a timely basis for S. Lynn Butler, the principal accounting officer of the Company. In addition, the Company believes that two ten percent shareholders, Deutsche Bank AG and U.S. Bancorp Investments, Inc., each did not file at least one Form 4 arising out of one or more transactions in our common stock. In making these statements, the Company has relied upon the written representations of its directors and officers and upon copies of reports furnished to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table discloses compensation received from the Company by the Company’s Chief Executive Officer and the Company’s four most highly compensated officers other than the Chief Executive Officer (all such individuals, collectively, the “named executive officers”).

Summary Compensation Table

						Long Term Compensation

						Awards		Payouts

	Annual Compensation					Restricted	Securities
						Stock	Underlying
	Fiscal			Other Annual		Award(s)	Options/	LTIP		All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)		($)	SARs(#)	Payouts($)		Compensation($)

James W. Krause*	2002	364,000	42,000	—		—	—	52,000	(2)	395,000	(3)
Chairman of the Board	2001	375,000	100,000	217,000	(1)	—	45,000	—		20,000	(3)
and Chief Executive Officer	2000	375,000	—	113,000	(1)	—	—	—		20,000	(3)

Reade Fahs	2002	198,000	103,000	54,000	(4)	63,400 (5)	165,600	10,000	(6)	—
President and	2001	—	—	—		—	—	—		—
Chief Operating Officer	2000	—	—	—		—	—	—		—

Eduardo Egusquiza	2002	198,000	23,000	—		—	—	10,000	(6)	—
Senior Vice President,	2001	193,000	91,000	112,000	(1)	—	9,000	—		—
Information Technology	2000	188,000	—	58,000	(1)	—	—	—		—

Mitchell Goodman	2002	190,000	22,000	15,000	(1)	—	—	10,000	(6)	—
Senior Vice President,	2001	177,000	71,000	102,000	(1)	—	9,000	—		—
General Counsel and	2000	172,000	—	53,000	(1)	—	—	—		—
Secretary

Angus C. Morrison	2002	191,000	22,000	—		—	—	10,000	(6)	—
Senior Vice President,	2001	184,000	66,000	98,000	(1)	—	9,000	—		—
Chief Financial Officer	2000	170,000	—	51,000	(1)	—	—	—		—
and Treasurer

(1)	Amounts payable pursuant to the Key Employee Retention Program approved during the Company’s Chapter 11 Case. For 2002 for Mr. Goodman, this amount represents a special one-time bonus.

(2)	Represents cash settlement of $50,000 and issuance of 5,000 shares for achievement of Company goals in first year under long-term incentive plan.

(3)	The Company has executed a “split dollar” insurance agreement with Mr. Krause. The annual premium (payable by the Company) is $20,000. The term life portion of this premium is $2,500; the non-term life portion is $17,500. For 2002, includes $375,000 representing amounts accrued under a severance agreement with Mr. Krause.

(4)	Reimbursement of relocation expenses.

(5)	Mr. Fahs was granted 84,400 shares of restricted stock on April 11, 2002. The shares vest in one-third increments on each anniversary of the date of grant. Dividends are payable on the restricted stock.

(6)	Represents cash settlement of $10,000 and issuance of 1,000 shares for achievement of Company goals in first year under long-term incentive plan.

*	Mr. Krause retired as Chief Executive Officer in 2003.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides information on option grants to the named executive officers by the Company in 2002. In accordance with rules of the Commission, there are shown the hypothetical gains or “option spreads” that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

					Potential Realizable
					Value at Assumed
	No. of	% of Total			Annual Rates of Stock
	Securities	Options/SARs			Price Appreciation
	Underlying	Granted to			for Option Terms($)(2)
	Options/SARs	Employees in	Exercise or	Expiration
	Granted	Fiscal Year(1)	Base Price($)	Date	5%	10%

Reade Fahs	165,600 (3)	90	0.75	04/11/12	78,000	199,000
Paul Gross	9,000 (3)	5	1.00	08/22/12	6,000	14,000
J. Bruce Steffey	9,000 (3)	5	.60	10/21/12	3,000	9,000

(1)	The Company granted options covering 183,600 shares to employees in 2002.

(2)	These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and holdings of Common Stock are dependent on the future performance of Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3)	Grant under the employee stock option plan. Option vests 33% on each of the first three anniversaries of the grant date, subject to (a) continued employment and (b) accelerated vesting upon a change of control. Expiration date is 10th anniversary of grant date.

FISCAL YEAR END OPTION VALUES

      The following table provides information, as of June 20, 2003, regarding the number and value of options held by the named executive officers.

	No. of Securities Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options
	Fiscal Year End		At Fiscal Year End($)

	Exercisable	Unexercisable(1)	Exercisable	Unexercisable

James W. Krause	11,250	33,750	4,000	12,000
Reade Fahs	0	165,600	0	61,000
Eduardo Egusquiza	2,250	6,750	1,000	2,000
Mitchell Goodman	2,250	6,750	1,000	2,000
Angus C. Morrison	2,250	6,750	1,000	2,000

(1)	Shares represented were not exercisable as of December 28, 2002, and future exercisability is subject to the executive’s remaining employed by the Company for up to seven years from grant date of options. Pursuant to his severance agreement, Mr. Krause may exercise options which are vested as of the date of his resignation from the Company during a period expiring on the first anniversary of the date he ceases to be a director of the Company.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

Estimated Future Payouts Under
	Number Of	Performance Or	Non-Stock Price-Based Plans(3)
	Shares, Units Or	Other Period
	Other Rights	Until Maturation	Threshold	Target	Maximum
Name	(#)(1)	Or Payout	(#)	(#)	(#)

Reade Fahs	(1)	(2)	1,500	6,000	12,000

(1)	In 2002, the Compensation Committee approved an award of units of Performance Shares. The actual number of Performance Shares issued will depend on operating earnings of the Company (defined as earnings before interest, taxes, depreciation and amortization) over the performance periods, as reflected under “Estimated Future Payouts Under Non-Stock Price-Based Plans” in the chart above.

(2)	There are three performance periods under the terms of the awards: fiscal 2002, fiscal 2002-2003, and fiscal 2002-2004. At the end of each performance period, the Company will determine its operating earnings and will issue units of Performance Shares accordingly. Under the terms of the awards, a shortfall in operating earnings in an early fiscal period can be overcome by operating earnings in a subsequent fiscal period.

(3)	Reflects number of units issuable over the three-year performance period. Smaller number of units can be issued depending on results during the first two fiscal periods. Two-thirds of units will be paid in cash and one-third in shares. Units payable in cash will be paid at the greater of $5.00 per unit or the closing trading price of Common Stock as of the last day of the performance period.

Change in Control Arrangements

      There are agreements between the Company and the named executive officers which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The circumstances are termination by the Company (other than because of death or disability commencing prior to a threatened change in control (as defined), or for cause (as defined)), or by an officer as the result of a voluntary termination (as defined). Following any such termination, in addition to compensation and benefits already earned, the officer will be entitled to receive a lump sum severance payment equal to up to three times the officer’s annual rate of base salary.

      Cause for termination by the Company is the: (i) commission of any act that constitutes, on the part of the officer, (a) fraud, dishonesty, gross negligence, or willful misconduct and (b) that directly results in material injury to the Company, or (ii) officer’s material breach of the agreement, or (iii) officer’s conviction of a felony or crime involving moral turpitude.

      Circumstances that would entitle the officer to terminate as a result of voluntary termination following a change in control include, among other things: (i) the assignment to the officer of any duties inconsistent with the officer’s title and status in effect prior to the change in control or threatened change in control; (ii) a reduction by the Company of the officer’s base salary; (iii) the Company’s requiring the officer to be based anywhere other than the Company’s principal executive offices; (iv) the failure by the Company, without the officer’s consent, to pay to the officer any portion of the officer’s then current compensation; (v) the failure by the Company to continue in effect any material compensation plan in which the officer participates immediately prior to the change in control or threatened change in control; or (vi) the failure by the Company to continue to provide the officer with benefits substantially similar to those enjoyed by the officer under any of the Company’s life insurance, medical, or other plans. The term of each agreement is for a rolling three years unless the Company gives notice that it does not wish to extend such term, in which case the term of the agreement would expire three years from the date of the notice.

      These agreements are also in place between the Company and the other executive officers who are not the named executive officers.

      The plan of reorganization approved in the Company’s Chapter 11 case also provides for severance of one year for any of the executive officers upon termination without cause. The Company has modified this severance plan to provide for payment of the severance over one year and for payment to the executive following termination of the executive because of (i) a significant, adverse change in the executive’s employment responsibilities; (ii) a reduction in the executive’s base salary; (iii) relocation of more than 50 miles from the Company’s office; or (iv) the failure of the Company to pay current compensation. Payments under the severance plan are to be netted against any payments under the change in control agreement.

REPORT OF THE COMPENSATION COMMITTEE

      Overall Goal. The goal of the Compensation Committee is to develop and implement compensation policies that reflect the circumstances of the Company and our business objectives. We believe that salary should be competitive and geared to the middle of the relevant market; annual incentives should motivate attainment of specific business and operating objectives; and long-term equity awards should directly align the interests of management with the interest of shareholders. We recognize the need to apply these principles in a flexible manner and, in appropriate circumstances, to adjust the scale and mix of compensation.

      We also recognize the unusual and evolving circumstances surrounding our Company, which call for creativity and flexibility in the design and implementation of compensation arrangements. In particular, the Company has a mature and successful business in our Wal-Mart vision centers, but this business is subject to leases that will expire over time. The Company is also trying to develop other business opportunities in Wal-Mart and in other settings. The Company is therefore both a mature business and a start-up. We will periodically review our compensation structures to keep our management motivated and focused in light of these changing and challenging circumstances.

      We completed such a review in late 2001. As a result of that review, we kept our salary structures largely intact, implemented an annual incentive program for 2002, and also awarded performance shares under which management would receive payments in cash and stock if the Company attained defined financial targets in certain performance periods.

      Compensation Decisions for Mr. Fahs and Other New Executives. In 2002, our principal decisions involved the compensation arrangements we put in place for three new executives, including L. Reade Fahs, who joined the Company in April as President and Chief Operating Officer and who we promoted to President and Chief Executive Officer in January 2003.

      His package was the product of intensive negotiation. We felt that Reade was uniquely positioned and qualified to help the Company emerge from the Chapter 11 process with enthusiasm, energy, and creativity. We therefore determined to give him a competitive salary and incentive compensation arrangement. We also felt that, to align his interests with those of our shareholders, the Committee should provide him a significant equity upside in the Company, in the form of stock options and restricted stock. We also awarded him performance shares.

      In addition, in 2002 we approved compensation packages for two new members of the executive team: Bruce Steffey, who is in charge of our retail operations, and Paul Gross, who is responsible for marketing and new business development. We looked at market to set their salary levels and otherwise approved their participation in the equity and other programs of the Company at the levels we previously approved for senior management. Because these executives joined the Company late in 2002, we did not offer them performance shares.

OTHER COMPENSATION COMMITTEE ACTION IN 2002

      Salaries. For our other executive officers, we approved small annual adjustments in compensation (typically ranging from 2-4% over levels in 2001).

      Incentive Compensation. We revised our annual compensation plan to permit payments if, on a quarterly basis, the Company achieved financial and other goals. We felt that this change would further encourage our executives to maintain focus and motivation throughout the fiscal year. We approved incentive payments for the fourth quarter on the basis, among other factors, of the strong performance of the Company in this fiscal period. After we approved these payments, the Company restated its financial results for 2001 and also revised downward its results for the fourth quarter of 2002. We determined, in light of these revised results, to reduce proportionately the amount of the incentive payments we had previously approved.

      Long-term Incentives. The performance shares we had previously awarded provided for awards of cash and common stock in the event that the Company attained defined financial goals in any of three separate fiscal periods: 2002, 2002-2003, and 2002-2004. The Company met the goals for fiscal 2002; we accordingly approved the issuance of the cash and stock awards for this year.

OTHER COMPENSATION COMMITTEE MATTERS

      We remain mindful of the potential impact of Section 162(m) of the Internal Revenue Code, which can limit the deductibility of certain compensation expense in excess of $1,000,000 paid to executive officers. Although our compensation levels are well below that amount, we continue to utilize a sub-committee to approve equity awards to our executive officers. Because the members of this sub-committee qualify as “outside directors” under the Internal Revenue Code, the options and other equity awards granted by this sub-committee should not be subject to the limitations imposed by Section 162(m).

      The circumstances of the Company are unique and continue to evolve. Over a year ago, we undertook, with the assistance of a compensation consultant, a complete review of the compensation plans of the Company applicable to senior management, including salary levels, as well as incentive and equity compensation. Earlier this year, we determined that another review was appropriate and we accordingly retained Mercer & Co. to review our overall compensation strategies. We are in the process of implementing changes for 2003 incentive compensation that advance our commitment to aligning the interests of management and our stakeholders. In light of the unique circumstances facing the Company, we will continue to review our compensation programs with the intention of enhancing that alignment.

COMPENSATION COMMITTEE

B. Robert Floum (Chairman)
Marc B. Nelson
Jeffrey A. Snow

PERFORMANCE GRAPH

      The Company emerged from Chapter 11 on June 1, 2001. Pursuant to the plan of bankruptcy, all of the Company’s then-outstanding common stock was cancelled and its creditors received newly-issued shares of Common Stock. The Common Stock began trading on the American Stock Exchange on August 27, 2001. The chart below shows the total return to shareholders of the Company, assuming a $100 investment in Common Stock on August 27, 2001, compared to the total return on the American Stock Exchange Composite Index and on a custom composite index composed of all of the companies, other than the Company, trading on The American Stock Exchange that have the same SIC code as the Company’s (SIC Code 5900 — miscellaneous retail). Use of the custom composite index in the chart below does not indicate that the companies in the index are competitors of the Company.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on August 27, 2001
with dividends reinvested

	Aug-01	Sep-01	Dec-01	Mar-02	Jun-02	Sep-02	Dec-02

National Vision Inc.	$100	$24	$26	$18	$23	$16	$8
AMEX Composite Index	$100	$93	$98	$106	$104	$97	$97
Custom Composite Index (8 Stocks)	$100	$90	$111	$123	$117	$75	$74

The 8-Stock Custom Composite Index consists of the following companies with SIC code 5900 (Misc. Retail) that trade on AMEX:

Blair Corp., Collegiate Pacific, Inc., Cross Media Marketing Corp., FFP Marketing Company Inc., Hanover Direct, Inc., Lillian Vernon Corp., Reeds Jewelers, Inc. and Sonus Corp. (though 3Q02).

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

      Messrs. Floum, Snow, and Nelson served as members of the Compensation Committee in 2002. Mr. Socha, who had previously served as an executive officer of the Company, served as a member of the Committee until May 2002. Dr. Myrel Neumann, formerly a director of the Company, also served on the Committee until May 2002.

CERTAIN TRANSACTIONS

      The Company made rent payments of approximately $80,000 for the St. Cloud laboratory/distribution facility, which is owned by Myrel Neumann, a former director of the Company.

      In 2002, Nelson Eye Associates, P.C., which is wholly owned by Marc B. Nelson, a director of the Company, paid the Company approximately $300,000 in occupancy fees related to the sub-occupancy of ten retail optical locations owned by the Company.

REPORT OF THE AUDIT COMMITTEE

      In connection with the Company’s Report on Form 10-K for 2002, the Committee met and held discussions with members of management and the Company’s independent accountants, Deloitte & Touche LLP, regarding current audit activities and the plans for and results of selected internal audits. The Company’s independent accountants provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence. The Audit Committee has determined that the provision of the non-audit services described in “Fees of Independent Accountants — All Other Fees” below is compatible with maintaining the independence of Deloitte & Touche.

      Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 as currently in effect. On the basis of these discussions and reviews, the Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 28, 2002 for filing with the Securities and Exchange Commission.

      Management has the primary responsibility for the Company’s systems of internal controls and the overall financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting standards and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not currently certified public accountants, professional auditors or experts in the fields of accounting and auditing and rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

AUDIT COMMITTEE

Jeffrey A. Snow (Chairman)
B. Robert Floum
Peter T. Socha

Fees of Independent Accountants

      Audit Fees. The aggregate fees billed by the Company’s principal accounting firm, Deloitte & Touche LLP, for professional services rendered for the audit of the Company’s annual financial statements for the year ending December 28, 2002 and the review of the financial statements included in the Company’s Forms 10-Q for that year were $282,000.

      Financial Information Systems Design and Implementation Fees. During 2002, Deloitte & Touche LLP did not provide professional services with regard to financial systems design and implementation.

      All Other Fees. The aggregate fees billed for services rendered by Deloitte & Touche LLP for 2002, other than the services described above, were $251,000.

INFORMATION CONCERNING THE COMPANY’S INDEPENDENT ACCOUNTANTS

      The Audit Committee has selected Deloitte & Touche LLP to be the independent public accountants who will audit the accounts of the Company and its subsidiaries for the year 2003. We expect that representatives of Deloitte & Touche LLP will be present at the Meeting and will be afforded an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions.

CHANGES IN THE COMPANY’S INDEPENDENT ACCOUNTANT

      The Audit Committee of the Board of Directors of the Company has annually considered and recommended to the Board the selection of the Company’s independent public accountants. On the basis of the recommendation of the Audit Committee, the Board of Directors dismissed Arthur Andersen LLP (“Andersen”) as the independent public accountants of the Company and engaged Deloitte & Touche LLP to serve as the Company’s independent accountants for 2002, effective May 15, 2002.

      Andersen’s reports on the Company’s consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to the uncertainty, audit scope or accounting principles, with the exception of their report dated March 30, 2001, covering fiscal 2000, which included an explanatory paragraph regarding the Company’s ability to continue as a going concern. Andersen’s report on the Company’s consolidated financial statements for 2001 was issued on an unqualified basis.

      During the Company’s 2001 and 2000 fiscal years and through March 21, 2002 (the date of the Company’s Form 10-K for the fiscal year ended December 29, 2001), there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

      During the Company’s 2001 and 2000 fiscal years and through March 21, 2002 (the date of the Company’s Form 10-K for the fiscal year ended December 29, 2001), the Company did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      All proposals of shareholders must be submitted to the Secretary of the Company no later than March 19, 2004, in order to be considered for inclusion in the Company’s 2004 proxy materials. The Company’s By-Laws require notice to the Board or the President, as the case may be, in advance of any regular shareholders’ meeting, of any shareholder proposals. The By-Laws further require that in connection with such proposals the shareholders provide certain information to the Board or the President, as the case may be. If a shareholder intends to present a proposal (other than a proposal which concerns the nomination and election of directors) for consideration at the 2004 Annual Meeting, the Company must receive notice of such proposal between 90 and 120 days prior to such meeting. The foregoing summary description of the By-Laws is not intended to be complete and is qualified in its entirety by reference to the text of the By-Laws.

OTHER MATTERS

      The Board is not aware of any matters to come before the Meeting other than the election of the directors. If any other matter should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

VOTING OF PROXIES

      On matters coming before the Meeting as to which a choice has been specified by the shareholders on the proxies, the shares will be voted accordingly. If no choice is so specified, the shares will be voted FOR the election of management’s nominees for directors.

By order of the Board of Directors,

MITCHELL GOODMAN
Secretary

Dated: July 18, 2003

www.nationalvision.com

Dear Shareholder:

      Please take note of the important information enclosed with this Proxy.

      Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

      Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

      Thank you in advance for your prompt consideration.

Sincerely,

National Vision, Inc.

☒	PLEASE MARK VOTES

AS IN THIS EXAMPLE

NATIONAL VISION, INC.	1. Election of Directors		WITH-	FOR ALL
		FOR	HOLD	EXCEPT
	B. Robert Floum	☐	☐	☐
	Marc B. Nelson	☐	☐	☐
	Jeffrey A. Snow	☐	☐	☐
	Peter T. Socha	☐	☐	☐
	James W. Krause	☐	☐	☐

RECORD DATE SHARES:	NOTE: If you do not wish your shares voted “FOR” a particular nominee, mark the “FOR ALL EXCEPT” box and strike a line through that nominee’s name. Your shares will be voted for the remaining nominees.
In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

Date:

Shareholder sign here

Co-owner sign here

Please be sure to sign and date this Proxy.

NATIONAL VISION, INC.

ANNUAL SHAREHOLDERS MEETING
AUGUST 21, 2003

PROXY SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned does hereby appoint L. READE FAHS and MITCHELL GOODMAN and each of them proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of shareholders of the Company to be held on August 21, 2003 at 11:00 a.m., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present. This proxy revokes all prior proxies given by the undersigned. Without limiting the generality of the foregoing, said proxies are authorized to vote upon the following matters:

      UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ON THE REVERSE SIDE HEREOF.

      Please sign exactly as your name or names appear on the reverse side. For more than one owner as shown, each should sign. When signing in a fiduciary capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please sign in partnership name by authorized person.